Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements (Nos. 33-79668, 333-31948, 333-53170, 333-99159, 333-102877, 333-103763, 333-104947, 333-109578, 333-111805, 333-177409, 333-117508 and 333-124859) on Form S-8 and the Registration Statements (Nos. 333-112404, 333-106578, 333-120366 and 333-137578) on Form S-3 of The South Financial Group, Inc. of our report dated February 28, 2007 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/    PricewaterhouseCoopers LLP

Charlotte, North Carolina

February 28, 2007